Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Ryan May
(212) 355-4449 ext. 127	(212) 355-4449 ext. 132
asiegel@joelefrank.com	rmay@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL FOURTH QUARTER 2006 FINANCIAL RESULTS

Net Sales and Net Income Increase

During the Fourth Quarter Compared to Same Period Last Year

ROANOKE, VA, January 25, 2007 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal fourth quarter and year ended October 31, 2006.

Fourth Quarter 2006 Financial Results

Optical Cable reported net income of $751,000, or $0.13 per basic and diluted share for its fourth quarter ended October 31, 2006, compared to net income of $195,000, or $0.03 per basic and diluted share for the same period last year.

Net sales for the fourth quarter of fiscal 2006 increased 7.1% to $12.6 million compared to net sales of $11.8 million for the comparable period last year. Sequentially, net sales for the fourth quarter of fiscal 2006 increased 9.2% compared to net sales of $11.6 million for the third quarter of fiscal 2006. The Company’s net sales growth during the quarter was achieved over a broad customer base and product mix, with increases seen in the Company’s commercial markets. Despite the overall increase in quarterly net sales, certain targeted specialty markets continue to remain challenging due to what the Company believes to be a lower number of available projects and customer budgetary constraints, among other factors.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2006 increased to 37.6% compared to 35.9% for the fourth quarter of fiscal 2005.

The Company believes the net income results achieved during the fourth quarter are generally indicative of Optical Cable’s ability to

Optical Cable Corp. – Fourth Quarter 2006 Earnings Release

leverage the investments it has made to improve its facilities, processes, systems and personnel to deliver greater shareholder returns. The Company continues to believe that these improvements will enhance its plant efficiency, its customer service, and the scalability of its business. While results can vary from quarter-to-quarter due to market fluctuations in the markets in which the Company operates, Optical Cable believes that these improvements will support sustainable long-term revenue and earnings growth and will create significant value for the Company’s shareholders.

Selling, general and administrative expenses (“SG&A expenses”) for the fourth quarter of fiscal 2006 decreased 6.9% to $3.7 million from $4.0 million for the comparable period last year. SG&A expenses as a percentage of net sales were 29.2% in the fourth quarter of fiscal 2006 compared to 33.6% in the fourth quarter of fiscal 2005.

Fiscal Year 2006 Financial Results

Optical Cable reported net income of $351,000, or $0.06 per basic and diluted share, for its fiscal year ended October 31, 2006, compared to net income of $1.2 million, or $0.20 per basic and diluted share, for fiscal year 2005.

Total net sales for fiscal year 2006 decreased 1.2% to $45.3 million compared to net sales of $45.9 million in the prior year. Net sales in the U.S. for fiscal year 2006 decreased 10.7% to $34.8 million compared to $39.0 million in fiscal 2005, while net sales outside the U.S. increased 52.0% to $10.5 million compared to $6.9 million in fiscal 2005. Optical Cable increased sales in its commercial markets in both the U.S. and outside the U.S., while sales in certain targeted specialty markets declined during fiscal year 2006.

Gross profit margin decreased to 34.0% for fiscal year 2006 compared to 38.9% in fiscal year 2005. A number of factors contributed to the decrease in the gross profit margin during fiscal year 2006 compared to fiscal year 2005, including, among others, increased sales of lower margin products and a temporary decrease in manufacturing efficiency related to the ongoing implementation of Optical Cable’s new ERP system, particularly during the first half of fiscal year 2006.

SG&A expenses decreased 7.0% to $14.9 million in fiscal year 2006 compared to $16.0 million in fiscal year 2005. SG&A expenses as a percentage of net sales decreased to 32.9% in fiscal year 2006 compared to 34.9% in fiscal year 2005. SG&A expenses decreased during fiscal 2006 largely due to reductions in employee compensation costs, marketing expenses, travel and entertainment costs, and product qualification and certification fees. The largest element of the net decrease in SG&A expenses was incentive-based employee compensation costs due to the fact that the financial results during fiscal year 2006 were less favorable than planned—particularly during the first half of the year.

Management’s Comments

Mr. Neil Wilkin, President and CEO of Optical Cable Corporation, stated, “The Optical Cable team delivered strong financial performance for shareholders during the fourth quarter—increasing net sales, gross profit margin and net income. Optical Cable’s increase in net sales and improved gross profit margin in the fourth quarter demonstrate that we are successfully executing on our strategic plan and that the investments we are making to upgrade our infrastructure and capabilities have begun to bear fruit.”

“Importantly, our strong sales during the quarter were driven by a diverse and well-balanced customer base with increases coming from our commercial markets rather than specialty markets. Although we will continue to face challenges ahead, including anticipated seasonality in our first fiscal quarter, we believe we have the right strategies in place to drive continued growth and profitability over the long term. Further, we remain confident that the successful execution of our strategic plan to date—and the continued successful execution of that plan—position Optical Cable to enhance shareholder value,” Mr. Wilkin concluded.

Optical Cable Corp. – Fourth Quarter 2006 Earnings Release

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which

Optical Cable Corp. – Fourth Quarter 2006 Earnings Release

apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2006 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2006	2005	2006	2005
Net sales	$12,641	$11,801	$45,330	$45,899
Cost of goods sold	7,893	7,565	29,908	28,067

Gross profit	4,748	4,236	15,422	17,832
SG&A expenses	3,686	3,961	14,900	16,026

Income from operations	1,062	275	522	1,806

Interest income (expense), net	(11)	9	(10)	(21)
Other, net	(3)	24	(9)	37

Other income (expense), net	(14)	33	(19)	16

Income before income taxes	1,048	308	503	1,822

Income tax expense	297	113	152	650

Net income	$751	$195	$351	$1,172

Net income per share:
Basic and diluted	$0.13	$0.03	$0.06	$0.20

Weighted average shares outstanding:
Basic	6,011	5,801	5,954	5,776

Diluted	6,014	5,856	5,966	5,800

—MORE—

Optical Cable Corp. – Fourth Quarter 2006 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2006	October 31, 2005
Cash	$555	$3,290
Trade accounts receivable, net	8,297	8,174
Inventories	8,615	8,706
Other current assets	1,280	588

Total current assets	$18,747	$20,758
Non-current assets	16,044	14,186

Total assets	$34,791	$34,944

Current liabilities	$4,306	$5,599
Non-current liabilities	50	—

Total liabilities	$4,356	$5,599
Total shareholders’ equity	30,435	29,345

Total liabilities and shareholders’ equity	$34,791	$34,944

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